Exhibit 99.1
Contact:   Joseph C. Adams,
Chief Executive Officer
      Matthew D. Mullet,
Chief Financial Officer
                      (425) 771-5299
                      www.FSBWA.com

FS Bancorp, Inc. Reports Net Income for the Second Quarter of $2.8 Million or $0.93 Per Diluted
Share and Tenth Consecutive Quarterly Cash Dividend

MOUNTLAKE TERRACE, WA – July 28, 2015 - FS Bancorp, Inc. (NASDAQ: FSBW) (“FS Bancorp” or “the Company”), the holding company for 1st Security Bank of Washington (“the Bank”) today reported 2015 second quarter net income of $2.8 million, or $0.93 per diluted share, compared to net income of $986,000 or $0.33 per diluted share, for the same period last year.

“The second quarter continued the momentum achieved early in 2015 and reflects growth in our lending channels as well as strong home purchase demand driving home lending activities.  I am pleased to announce that our Board of Directors has approved our tenth quarterly cash dividend in the amount of $0.07 per share,” stated Joe Adams, CEO of FS Bancorp. The dividend will be paid on August 26, 2015, to shareholders of record as of August 12, 2015.

 2015 Second Quarter Highlights

•	Net income increased $724,000, or 35.0% to $2.8 million for the second quarter of 2015, compared to $2.1 million in the first quarter of 2015, and $986,000 for the comparable quarter one year ago;
•	Earnings per diluted share were $0.93 for the second quarter of 2015, compared to $0.70 for the preceding quarter in 2015, and $0.33 for the second quarter of 2014;
•	Total loans increased $16.6 million, or 3.9% to $440.0 million at June 30, 2015, compared to $423.4 million at March 31, 2015, and $332.2 million at June 30, 2014;
•
Relationship-based transactional deposits (noninterest-bearing checking, interest-bearing checking, and escrow accounts) increased $12.4 million to $100.5 million as of June 30, 2015, from $88.1 million at March 31, 2015, and increased from $75.3 million at June 30, 2014;

•	The efficiency ratio improved to 59.7% at June 30, 2015, compared to 64.0% at March 31, 2015, and 74.7% at June 30, 2014;
•	The net interest margin (“NIM”) improved to 5.14% for the second quarter of 2015, compared to 5.07% in the first quarter of 2015, and 5.08% for the comparable quarter one year ago;
•	Capital levels at the Bank were 13.6% for total risk-based capital and 10.9% for Tier 1 leverage capital as of June 30, 2015, compared to 13.7% and 11.2% as of March 31, 2015, respectively.

Balance Sheet and Credit Quality

Total assets increased $26.9 million, or 5.0% during the quarter to $568.6 million at June 30, 2015, compared to $541.7 million at March 31, 2015, and $436.0 million at June 30, 2014.  The increase in total assets from March 31, 2015 was primarily due to an increase in loans receivable, net of $16.2 million, loans held for sale of $6.1 million, securities available-for-sale of $5.9 million, and capitalized servicing rights of $899,000, partially offset by a decrease in cash and cash equivalents of $2.6 million.  The increase in assets was primarily funded by increases in relationship-based deposits.  The $132.6 million increase in total assets at June 30, 2015, compared to June 30, 2014, was primarily due to increases in loans receivable, net of $106.8 million, and loans held for sale of $25.1 million.

FS Bancorp Q2 Earnings
July 28, 2105

LOAN PORTFOLIO
(Dollars in thousands)
	June 30, 2015		March 31, 2015		June 30, 2014
	Amount	Percent	Amount	Percent	Amount	Percent

REAL ESTATE LOANS
Commercial	$44,813	10.2%	$45,701	10.8%	$39,832	12.0%
Construction and development	63,624	14.5	70,639	16.6	40,736	12.3
Home equity	16,411	3.7	15,198	3.6	15,113	4.6
One-to-four- family (excludes held for
sale)	67,143	15.2	54,985	13.0	32,039	9.6
Multi-family	22,851	5.2	16,841	4.0	11,448	3.4
Total real estate loans	214,842	48.8	203,364	48.0	139,168	41.9

CONSUMER LOANS
Indirect home improvement	101,791	23.1	99,769	23.6	93,905	28.3
Solar	24,713	5.6	21,535	5.1	17,026	5.1
Marine	20,572	4.7	17,759	4.2	14,518	4.4
Automobile	643	0.1	616	0.1	929	0.3
Recreational	386	0.1	401	0.1	490	0.1
Home improvement	251	0.1	313	0.1	410	0.1
Other	1,175	0.3	1,056	0.2	1,214	0.4
Total consumer loans	149,531	34.0	141,449	33.4	128,492	38.7

COMMERCIAL BUSINESS LOANS	75,595	17.2	78,632	18.6	64,584	19.4
Total loans	439,968	100.0%	423,445	100.0%	332,244	100.0%

Allowance for loan losses	(6,927)		(6,405)		(5,548)
Deferred cost, fees, and discounts, net	(776)		(970)		(1,201)
Total loans receivable, net	$432,265		$416,070		$325,495

Loans receivable, net increased $16.2 million, or 3.9%, to $432.3 million at June 30, 2015, from $416.1 million at March 31, 2015, and increased $106.8 million, or 32.8%, from $325.5 million at June 30, 2014.  Total real estate loans increased $11.5 million quarter over quarter including increases in one-to-four-family, multi-family, and home equity real estate loans, partially offset by a decrease in construction and development loans.  Quarter over quarter changes in other loan categories include an $8.1 million increase in consumer loans, partially offset by a $3.0 million decrease in commercial business loans.

One-to-four-family originations of loans held for sale including loans brokered to other institutions increased $63.9 million, or 48.6%, to $195.5 million during the quarter ended June 30, 2015, compared to $131.6 million for the preceding quarter, and $72.2 million for the same quarter one year ago.  The growth in originations was a result of increased purchase activity associated with seasonal home purchases in the Northwest and the continued low interest rate environment in the first half of 2015.  The percentage of one-to-four-family mortgage loan originations for home purchases was 78.8% of second quarter volume versus 21.2% of second quarter volume for refinance activity.  This compares to 52.7% of first quarter volume to purchase a home versus 47.3% to refinance their home in the first quarter of 2015.  During the quarter ended June 30, 2015, the Company sold $185.5 million of one-to-four-family mortgage loans compared to $111.7 million in sales for the preceding quarter, and sales of $65.2 million for the quarter ended June 30, 2014.

FS Bancorp Q2 Earnings
July 28, 2105

The allowance for loan losses (“ALLL”) at June 30, 2015 was $6.9 million, or 1.6% of gross loans receivable, compared to $6.4 million, or 1.5% of gross loans receivable as of March 31, 2015, and $5.5 million, or 1.7% of gross loans receivable at June 30, 2014.  Non-performing loans, consisting of non-accrual loans, decreased to $1.0 million at June 30, 2015, from $1.1 million at March 31, 2015, and $345,000 at June 30, 2014.  Substandard loans decreased $626,000, or 14.0%, to $3.9 million at June 30, 2015, compared to $4.5 million at March 31, 2015, and increased from $923,000 at June 30, 2014.  The increase from one year ago was primarily associated with the downgrade of one commercial real estate loan and two commercial business loans. These loans were downgraded as a result of the financial performance by the borrowers.  There was no other real estate owned (“OREO”) at June 30, 2015, or at March 31, 2015, compared to $36,000 at June 30, 2014.  At June 30, 2015, the Company had $737,000 in restructured loans, all of which were performing in accordance with their modified terms, compared to $777,000 at March 31, 2015, and $799,000 at June 30, 2014.

Total deposits increased $34.2 million, or 7.8%, to $470.5 million at June 30, 2015, from $436.3 million at March 31, 2015, and increased $118.9 million, or 33.8%, from $351.6 million at June 30, 2014.  Relationship-based transactional deposits increased $12.4 million to $100.5 million as of June 30, 2015, from $88.1 million at March 31, 2015, and increased from $75.3 million at June 30, 2014.  Money market and savings accounts increased $10.2 million, or 5.7%, to $188.1 million at June 30, 2015, from $177.9 million at March 31, 2015, and increased $54.2 million, or 40.5%, from $133.9 million at June 30, 2014.  Time deposits increased $11.6 million, or 6.8%, to $181.9 million at June 30, 2015, from $170.3 million at March 31, 2015, and increased $39.5 million, or 27.8%, from $142.4 million at the same period last year.  Non-retail deposits, which include $30.5 million of brokered certificates of deposit, $21.0 million of online certificates of deposit, and $1.7 million of public funds, increased to $53.2 million as of June 30, 2015, compared to $43.7 million and $36.2 million at March 31, 2015, and June 30, 2014, respectively.  Management utilizes the wholesale market deposits to mitigate interest rate risk exposure where appropriate.

DEPOSIT BREAKDOWN (Dollars in thousands)
	June 30, 2015		March 31, 2015		June 30, 2014
	Amount	Percent	Amount	Percent	Amount	Percent
Noninterest-bearing checking	$64,866	13.8%	$54,004	12.4%	$45,798	13.0%
Interest-bearing checking	31,901	6.8	30,011	6.9	27,654	7.9
Savings	25,227	5.4	23,391	5.4	17,289	4.9
Money market	162,877	34.6	154,502	35.4	116,600	33.2
Certificates of deposits of less than $100,000	63,229	13.4	60,271	13.8	48,220	13.7
Certificates of deposits of $100,000 through $250,000	84,534	18.0	74,797	17.1	60,749	17.3
Certificates of deposits of more than $250,000	34,182	7.2	35,267	8.1	33,447	9.5
Escrow accounts related to
mortgages serviced	3,692	0.8	4,077	0.9	1,887	0.5
Total	$470,508	100.0%	$436,320	100.0%	$351,644	100.0%

Borrowings decreased $10.1 million, or 33.4%, to $20.3 million as of June 30, 2015, from $30.4 million at March 31, 2015, and increased $2.7 million, or 15.5%, from $17.6 million at June 30, 2014.  The decrease from the prior quarter was primarily due to the shift in second quarter funding activity from borrowings to deposits.

Total equity increased $2.7 million, or 3.9%, to $70.9 million at June 30, 2015, from $68.2 million at March 31, 2015, and increased $8.1 million, or 12.9%, from $62.8 million at June 30, 2014.  The increase in equity from the first quarter of 2015 was predominantly a result of net income of $2.8 million for the quarter ended June 30, 2015.  Book value per common diluted shares outstanding was $23.80 as of June 30, 2015, compared to $23.23 as of March 31, 2015, and $21.53 as of June 30, 2014.

FS Bancorp Q2 Earnings
July 28, 2105

The Bank is well capitalized under the minimum capital requirements established by the FDIC with a total risk-based capital ratio of 13.6%, a Tier 1 leverage capital ratio of 10.9%, and a common equity Tier 1 (“CET1”) capital ratio of 12.3% at June 30, 2015, compared to 13.7%, 11.2%, and 12.5% at March 31, 2015, respectively.

The Company exceeds all regulatory capital requirements with a total risk-based capital ratio of 15.6%, Tier 1 leverage capital ratio of 12.6%, and a CET1 capital ratio of 14.3% as of June 30, 2015, compared to 15.9%, 12.9%, and 14.6% at March 31, 2015, respectively.

Operating Results

Net interest income increased $1.7 million, or 32.7%, to $6.9 million for the three months ended June 30, 2015, from $5.2 million for the three months ended June 30, 2014.  Net interest income increased $3.1 million, or 30.4%, to $13.2 million for the six months ended June 30, 2015, from $10.1 million for the six months ended June 30, 2014.

The NIM increased six basis points to 5.14% for the three months ended June 30, 2015, from 5.08% for the three months ended June 30, 2014, and increased 10 basis points to 5.12% for the six months ended June 30, 2015, from 5.02% for the same period of the prior year. The increased NIM reflects continued growth in higher yielding loans, compared to investments and cash as a part of our loan diversification strategy.  Our strategy to grow lending through diversified lending channels may, however, pressure the NIM in future periods as real estate and business loans have a lower yield than consumer loan products.  The average cost of funds increased one basis point to 0.73% for the three months ended June 30, 2015, from 0.72% for the three months ended June 30, 2014, and increased two basis points to 0.73% for the six months ended June 30, 2015, from 0.71% for the same period in the prior year as a result of growth in interest-bearing deposits.  Management is focused on matching deposit duration with the duration of earning assets where appropriate.

The provision for loan losses was $600,000 for the three months ended June 30, 2015, compared to $450,000 for the three months ended June 30, 2014.  The provision for loan losses was $1.2 million for the six months ended June 30, 2015, compared to $900,000 for the six months ended June 30, 2014.  The increase in the provision for the six months ended June 30, 2015 was primarily due to loan growth including one-to-four-family loan growth of $20.3 million, consumer loan growth of $12.7 million, multi-family loan growth of $6.7 million, and construction and development loan growth of $5.8 million.  Non-performing loans were $1.0 million, or 0.2% of total loans at June 30, 2015, compared to $345,000 or 0.1% of total loans at June 30, 2014.  During the three months ended June 30, 2015, net charge-offs totaled $78,000 compared to $145,000 during the three months ended June 30, 2014.  During the six months ended June 30, 2015, net charge-offs totaled $363,000 compared to $444,000 during the six months ended June 30, 2014.

Noninterest income increased $2.8 million or 114.9%, to $5.3 million for the three months ended June 30, 2015, from $2.5 million for the three months ended June 30, 2014.  The increase during the period was primarily due to a $2.8 million increase in gain on sale of loans.  Noninterest income increased $4.8 million, or 107.4%, to $9.3 million for the six months ended June 30, 2015, from $4.5 million for the six months ended June 30, 2014.  The increase during the period was primarily due to a $4.6 million increase in gain on sale of loans, an $80,000 increase in service charges and fee income, and a $66,000 increase in gain on sale of investment securities.

Noninterest expense increased $1.6 million, or 27.1%, to $7.3 million for the three months ended June 30, 2015, from $5.7 million for the three months ended June 30, 2014.  Changes in noninterest expense included a $976,000, or 30.1% increase in salaries and benefits associated with the continued investment in growing the lending and deposit franchise primarily as a result of the hiring of additional employees in mortgage-related lending, a $202,000, or 21.8% increase in operations, a $125,000, or 41.9% increase in professional and board fees, a $93,000, or 31.0% increase in data processing, and a $53,000, or 13.2% increase in occupancy expense this quarter.

FS Bancorp Q2 Earnings
July 28, 2105

Noninterest expense increased $3.0 million, or 27.2%, to $13.9 million for the six months ended June 30, 2015, from $10.9 million for the six months ended June 30, 2014, primarily as a result of a $1.8 million, or 28.3% increase in salaries and benefits, a $619,000, or 42.1% increase in operations, a $188,000, or 31.2% increase in professional and board fees, a $163,000, or 27.7% increase in data processing, and a $90,000, or 11.2% increase in occupancy expense.

About FS Bancorp
FS Bancorp, Inc., a Washington corporation, is the holding company for 1st Security Bank of Washington.  The Bank provides loan and deposit services to customers who are predominantly small and middle-market businesses and individuals in western Washington through its seven branches in suburban communities in the greater Puget Sound area.  The Bank services home mortgage customers throughout Washington State with an emphasis in the Puget Sound and Tri-Cities home lending markets.

Disclaimer
When used in this press release and in other documents filed with or furnished to the Securities and Exchange Commission (the “SEC”), in press releases or other public stockholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases “believe,” “will,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “plans,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are not historical facts but instead represent management's current expectations and forecasts regarding future events many of which are inherently uncertain and outside of our control. Actual results may differ, possibly materially from those currently expected or projected in these forward-looking statements. Factors that could cause our actual results to differ materially from those described in the forward-looking statements, include but are not limited to, the following: increased competitive pressures; changes in the interest rate environment; changes in general economic conditions and conditions within the securities markets; our ability to execute our plans to grow our residential construction lending, our mortgage banking operations and our warehouse lending and the geographic expansion of our indirect home improvement lending; secondary market conditions for loans and our ability to sell loans in the secondary market; legislative and regulatory changes; and other factors described in the Company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission-which are available on our website at www.fsbwa.com and on the SEC's website at www.sec.gov.

Any of the forward-looking statements that we make in this press release and in the other public statements are based upon management's beliefs and assumptions at the time they are made and may turn out to be wrong because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for 2015 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of, us and could negatively affect our operating and stock performance.

FS Bancorp Q2 Earnings
July 28, 2105

FS BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share amounts)

	June 30,	March 31,	June 30,
	2015	2015	2014
	Unaudited	Unaudited	Unaudited
ASSETS
Cash and due from banks	$2,114	$2,436	$2,049
Interest-bearing deposits at other financial institutions	11,688	13,966	7,106
Securities available-for-sale, at fair value	50,414	44,547	58,363
Loans held for sale, at fair value	41,039	34,968	15,975
Loans receivable, net	432,265	416,070	325,495
Accrued interest receivable	1,772	1,813	1,366
Premises and equipment, net	13,953	13,444	13,763
Federal Home Loan Bank stock, at cost	1,412	1,942	1,670
Other real estate owned (“OREO”)	—	—	36
Bank owned life insurance (“BOLI”)	6,650	6,602	6,460
Servicing rights, held at the lower of cost or fair value	4,569	3,670	2,336
Other assets	2,713	2,267	1,402
TOTAL ASSETS	$568,589	$541,725	$436,021
LIABILITIES
Deposits
Noninterest-bearing accounts	$68,558	$58,081	$47,685
Interest-bearing accounts	401,950	378,239	303,959
Total deposits	470,508	436,320	351,644
Borrowings	20,269	30,433	17,552
Other liabilities	6,957	6,773	4,041
Total liabilities	497,734	473,526	373,237
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock, $0.01 par value; 5,000,000 shares authorized; None issued or outstanding	—	—	—
Common stock, $0.01 par value; 45,000,000 shares authorized; 3,240,620 shares issued and outstanding at June 30, 2015,
3,235,625 at March 31, 2015, and June 30, 2014, respectively	32	32	32
Additional paid-in capital (“APIC”)	30,011	29,689	28,963
Retained earnings	42,592	40,011	35,808
Accumulated other comprehensive income (loss), net of tax	(24)	289	(18)
Unearned shares - Employee Stock Ownership Plan (“ESOP”)	(1,756)	(1,822)	(2,001)
Total stockholders’ equity	70,855	68,199	62,784
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$568,589	$541,725	$436,021

FS Bancorp Q2 Earnings
July 28, 2105

FS BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	Unaudited	Unaudited	Unaudited	Unaudited
INTEREST INCOME
Loans receivable including fees	$7,494	$5,493	$14,312	$10,674
Interest and dividends on investment securities, cash and cash equivalents, and interest-bearing deposits at other financial institutions	281	356	545	686
Total interest and dividend income	7,775	5,849	14,857	11,360
INTEREST EXPENSE
Deposits	812	594	1,559	1,144
Borrowings	72	63	139	121
Total interest expense	884	657	1,698	1,265
NET INTEREST INCOME	6,891	5,192	13,159	10,095
PROVISION FOR LOAN LOSSES	600	450	1,200	900
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	6,291	4,742	11,959	9,195
NONINTEREST INCOME
Service charges and fee income	500	446	924	844
Gain on sale of loans	4,606	1,794	7,933	3,302
Gain on sale of investment securities	—	10	76	10
Earnings on cash surrender value of BOLI	48	46	95	92
Other noninterest income	124	160	321	260
Total noninterest income	5,278	2,456	9,349	4,508
NONINTEREST EXPENSE
Salaries and benefits	4,216	3,240	8,166	6,363
Operations	1,128	926	2,091	1,472
Occupancy	456	403	891	801
Data processing	393	300	751	588
OREO fair value impairments, net of (gain) loss on sales	—	(1)	—	30
Other real estate owned (“OREO”) (income) expense	—	(29)	—	3
Loan costs	417	391	750	696
Professional and board fees	423	298	790	602
FDIC insurance	82	62	160	125
Marketing and advertising	145	125	275	232
Impairment (recovery) on servicing rights	1	(1)	—	(1)
Total noninterest expense	7,261	5,714	13,874	10,911
INCOME BEFORE PROVISION FOR INCOME TAXES	4,308	1,484	7,434	2,792
PROVISION FOR INCOME TAXES	1,514	498	2,570	931
NET INCOME	$2,794	$986	$4,864	$1,861
Basic earnings per share	$0.94	$0.33	$1.65	$0.62
Diluted earnings per share	$0.93	$0.33	$1.63	$0.62

FS Bancorp Q2 Earnings
July 28, 2105

KEY FINANCIAL RATIOS AND DATA Unaudited	At or For the Three Months Ended
(Dollars in thousands, except per share amounts)	June 30,	March 31,	June 30,
	2015	2015	2014

PERFORMANCE RATIOS:
Return on assets (ratio of net income to average total assets) (1)	1.99%	1.60%	0.92%
Return on equity (ratio of net income to average equity) (1)	16.35	12.69	6.28
Yield on average interest-earning assets	5.80	5.73	5.72
Interest incurred on liabilities as a percentage of average noninterest-
bearing deposits and interest-bearing liabilities	0.73	0.73	0.72
Interest rate spread information – average during period	5.07	5.00	5.00
Net interest margin (1)	5.14	5.07	5.08
Operating expense to average total assets	5.18	5.10	5.31
Average interest-earning assets to average interest-bearing liabilities	127.23	126.94	128.97
Efficiency ratio (2)	59.67	63.97	74.73

	At or For the Six Months Ended
	June 30, 2015	June 30, 2014
PERFORMANCE RATIOS:
Return on assets (ratio of net income to average total assets) (1)	1.80%	0.88%
Return on equity (ratio of net income to average equity) (1)	14.56	5.98
Yield on average interest-earning assets	5.78	5.65
Interest incurred on liabilities as a percentage of average noninterest-
bearing deposits and interest-bearing liabilities	0.73	0.71
Interest rate spread information – average during period	5.05	4.94
Net interest margin (1)	5.12	5.02
Operating expense to average total assets (1)	5.14	5.15
Average interest-earning assets to average interest-bearing liabilities	126.91	129.17
Efficiency ratio (2)	61.64	74.72

ASSET QUALITY RATIOS AND DATA:	June 30, 2015	March 31, 2015	June 30, 2014
Non-performing assets to total assets at end of period (3)	0.18%	0.20%	0.09%
Non-performing loans to total gross loans (4)	0.23	0.25	0.10
Allowance for loan losses to non-performing loans (4)	673.83	605.96	1,608.12
Allowance for loan losses to gross loans receivable	1.57	1.51	1.67

CAPITAL RATIOS, BANK ONLY:
Tier 1 leverage capital	10.92%	11.20%	12.31%
Tier 1 risk-based capital	12.32	12.45	14.72
Total risk-based capital	13.57	13.70	15.97
CET1	12.32	12.45	— (8)

CAPITAL RATIOS, COMPANY ONLY:
Tier 1 leverage capital	12.60%	12.91%	14.55%
Total risk-based capital	15.59	15.85	18.67
CET1	14.34	14.60	— (8)

FS Bancorp Q2 Earnings
July 28, 2105

	At or For the Three Months Ended
PER COMMON SHARE DATA:	June 30, 2015		March 31, 2015		June 30, 2014
Basic earnings per share	$0.94		$0.71		$0.33
Diluted earnings per share	$0.93		$0.70		$0.33
Weighted average basic shares outstanding	2,962,302		2,935,553		3,002,515
Weighted average diluted shares outstanding	3,003,979		2,965,319		3,004,748
Common shares outstanding at period end	2,977,449	(7)	2,935,553	(6)	2,916,112	(5)
Book value per share using outstanding common shares	$23.80		$23.23		$21.53
_______________________________________________
(1)	Annualized.
(2)	Total noninterest expense as a percentage of net interest income and total other noninterest income.
(3)	Non-performing assets consists of non-performing loans (which include non-accruing loans and accruing loans more than 90 days past due), foreclosed real estate and other repossessed assets.
(4)	Non-performing loans consists of non-accruing loans.
(5)	Common shares were calculated using shares outstanding of 3,235,625 at June 30, 2014, less restricted stock shares of 125,105 and unallocated ESOP shares of 194,408.
(6)	Common shares were calculated using shares outstanding at period end of 3,235,625 at March 31, 2015, less 125,105 restricted stock shares, and 174,967 unallocated ESOP shares.
(7)	Common shares were calculated using shares outstanding at period end of 3,240,620 at June 30, 2015, less restricted stock shares of 94,684 and unallocated ESOP shares of 168,487.
(8)	CET1 ratio is a new regulatory capital ratio required beginning for the quarter ended March 31, 2015.